Exhibit 10.1

Jason D. Clark

Via E-Mail

November 17, 2023

Dear Jason,

We are very pleased to offer you the position of Chief Administrative Officer of Paycom Software, Inc. (“Paycom”) and its subsidiaries (collectively, the “Company”). This offer of at-will employment is conditioned on your satisfactory completion of certain requirements, as explained in this letter. Further, your employment is subject to the terms and conditions set forth in this letter.

Your expected start date is December 4, 2023 and is subject to modification by the Company (your “Start Date”). Your position will be based in Oklahoma City, Oklahoma.

You will be paid an annualized base salary of $575,000.00, payable bi-weekly in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law. You will not be eligible for an annual bonus for the 2023 calendar year, but starting in 2024, you will be eligible for an annual bonus pursuant to the Paycom Software, Inc. Annual Incentive Plan. The performance criteria and potential payouts for the 2024 annual bonus and bonuses thereafter will be determined by the Compensation Committee of Paycom’s Board of Directors (the “Compensation Committee”).

Subject to approval by the Compensation Committee, effective on or as soon as practicable following your Start Date, Paycom will grant you two equity awards pursuant to the Paycom Software, Inc. 2023 Long-Term Incentive Plan (the “LTIP”), consisting of: (1) an award of 40,000 shares of restricted stock of Paycom, subject to time-based vesting as follows: 7,000 shares vesting on February 5, 2024, 7,000 shares vesting on February 5, 2025, 7,000 shares vesting on February 5, 2026, and 19,000 shares vesting on February 5, 2027, provided that you are employed by or otherwise providing services to the Company through the applicable vesting date (the “Executive Award”); and (2) an award of shares of restricted stock of Paycom, having an approximate aggregate value equal to $2,500,000.00, as determined by dividing such value by the closing price of a share of Paycom stock on December 1, 2023 (with any fractional shares rounded up to the nearest whole share), with such shares fully vested as of the grant date (the “Sign-On Award”). The Executive Award and the Sign-On Award shall be subject to the terms and conditions of the LTIP and the applicable Restricted Stock Award Agreement provided to you by Paycom in connection with the grant of such awards, including any restrictions on transfer of the restricted shares and any forfeiture provisions in the event of a termination of your employment.

In addition to the foregoing, the shares of restricted stock granted to you in May 2023, in connection with your service on the Board of Directors, shall remain outstanding, and provided that you continue to provide services to the Company as an employee, such shares shall continue to vest as provided in the applicable award agreement.

Upon joining the Company, you will be given a copy of our employee handbook and asked to complete personnel, payroll and benefit forms. Your employment is contingent on completion of these forms, verification of your right to work in the United States, and your agreement to the Company’s corporate policies including its non-solicitation and confidentiality policies.

Due to the nature of our business, the offer of employment contained herein is also contingent upon your successful completion of a background check, which may include reference checks, background and MVR check, drug screen, credit check and a review panel’s consideration of the foregoing. These checks are job related due to your position with the Company and your regular access to financial information.

While we anticipate a mutually beneficial relationship with you, the Company recognizes your right to terminate this relationship at any time. Similarly, we reserve the same right to alter, modify, or terminate this employment relationship at will at any time with or without notice or cause.

This letter reflects the entire understanding regarding the terms of your employment with the Company. Accordingly, it supersedes and replaces any prior oral or written communication on the subject of your employment by Paycom in any capacity. By signing this letter, you agree that you are not relying on, have not relied on, and you specifically disavow reliance on, any oral or written statement, representation, or inducement relating to your employment that is not contained in this letter.

By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including copies of any agreements between you and your current or former employer describing such restrictions on your activities.

You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer, and that you will neither use such information at nor disclose such information to the Company without written authorization from your current or former employer.

All of us at the Company are excited about the prospect of you joining our team. If you have any questions about the above details, please call me immediately. If you wish to accept this position, please sign below and return this letter agreement to me.

I look forward to hearing from you.

Yours sincerely,

/s/ Chad Richison
Chad Richison
President, Chief Executive Officer and Chairman of the Board of Directors, on behalf of the Company

Accepted:

/s/ Jason D. Clark
Jason D. Clark
Date November 17, 2023

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